Exhibit 99.1

For immediate release

AAR REPORTS PRELIMINARY FIRST QUARTER FISCAL YEAR 2017 RESULTS

WOOD DALE, ILLINOIS (September 7, 2016) — AAR CORP. (NYSE: AIR) a global aerospace and defense contractor and leading provider of aviation services to airlines and governments worldwide, announced its preliminary outlook for the first fiscal quarter of 2017 ending August 31, 2016 in advance of its Vice Chairman and Chief Financial Offer, Timothy J. Romenesko, presenting at the Gabelli & Company’s 22nd Annual Aircraft Supplier Conference on September 8, 2016 in New York.

The Company expects mid-single digit sales growth and 20%-25% growth in diluted earnings per share from continuing operations in the quarter compared to prior year period driven by growth in its Aviation Services business and improved results in its Expeditionary Services operations. Aviation Services experienced growth in its Supply Chain business slightly offset by a slight decline in its MRO business. The company also benefited from lower interest expense in the quarter.

More details will be provided in the earnings release and investor call on September 22, 2016.

About AAR

AAR is a global aftermarket solutions company that employs more than 4,500 people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial aviation and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include inventory management; parts supply; OEM parts distribution; aircraft maintenance, repair and overhaul; and component repair. AAR’s Expeditionary Services include airlift operations; mobility systems; and command and control centers in support of military and humanitarian missions. Additional information can be found at www.aarcorp.com.

Contact: Jason Secore, Vice President and Treasurer | (630) 227-2075

Jason.secore@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2016. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.